EXHIBIT 99.1

PRESS RELEASE

CONTACTS:	For Malvern Bancorp, Inc. Ronald Anderson, President and CEO (610) 644-9400

For The Stilwell Group Megan Parisi (212) 269-1551
Release Date:           October 16, 2013
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES AGREEMENT WITH MAJOR SHAREHOLDER

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ:MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), and Joseph Stilwell today announced that they have entered into a Standstill Agreement (the “Agreement”) pursuant to which, among other things, the Company has agreed to include John P. O’Grady as a nominee of the Company’s Board of Directors at the upcoming Annual Meeting of Shareholders to be held in February 2014. Mr. O’Grady’s name was submitted by Stilwell Value Partners VI, L.P., certain affiliated entities and Mr. Stilwell (collectively, “The Stilwell Group”). Subject to receipt of the requisite vote of the Company’s shareholders at the Annual Meeting as well as the requisite approval or non-objection of all necessary regulatory agencies, including the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, Mr. O’Grady will, subject to the terms of the Agreement, be added to the Boards of Directors of the Company and the Bank, for a three-year term, and be appointed to the Compensation Committee.

During the term of the Agreement, which is scheduled to continue through the date of the Company’s Annual Meeting in 2017, The Stilwell Group and Mr. O’Grady will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors, initiate or solicit shareholder proposals or seek to place any additional representatives on the Company’s Board of Directors other than Mr. O’Grady (or his alternate if he does not stand for election and any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s shareholders, vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. O’Grady, from expressing his views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

The parties will also enter into a Non-Disclosure Agreement, in the form attached to the Agreement, providing that The Stilwell Group will maintain the confidentiality of any non-public information regarding the Company or the Bank in full compliance with federal securities laws. The Company has also agreed that in the event that its return on average equity (“ROE”) for the fiscal years ending September 30, 2015 and 2016 is not greater than the weighted average ROE for all publicly traded thrifts in the United States with assets between $500 million and $1.0 billion, excluding any institutions reporting a negative ROE in the subject period, it will request its investment banking firm to assist the Company’s Board of Directors in evaluating all reasonable alternatives available to the Company. The Agreement is subject to early termination by The Stilwell Group following the Company’s Annual Meeting of Shareholders in 2016, provided that Mr. O’Grady resigns his positions with the Company and the Bank.

The Company’s Chairman of the Board, F. Claire Hughes, Jr., said “We carefully considered the materials submitted by Mr. Stilwell and Mr. O’Grady and believe that it is in the best interests of the Company and its shareholders to reach this agreement with The Stilwell Group and include Mr. O’Grady on the Company’s slate at the upcoming Annual Meeting.” Ronald Anderson, the Company’s President and Chief Executive Officer, said “This Agreement will permit us to focus on improving the Company’s financial performance and profitability over the next several years.”

Joseph Stilwell said, “We are pleased that our nominee will be joining the Board and that the Company has agreed to take additional actions if its ROE levels in future periods are not better than average.”

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania.

This press release contains certain forward looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.